SUBSCRIPTION AGREEMENT

TO: ____________________________________

I hereby agree to become a shareholder of Wigi4you, Inc. a Nevada corporation (the “Company”), and to purchase the number of Shares of the Company (the “Shares”), as set forth above my signature hereto at a purchase price of $0.____ per Share.

Simultaneously with the execution and delivery hereof, I am transmitting a certified or bank check, money order or bank wire to the order of Wigi4you, Inc. representing the payment for my agreed subscription. It is understood that the aforesaid funds, upon acceptance of this subscription, will be deposited into the company’s account and will be held there until required for use by the Company. It is understood that this Subscription Agreement is not binding on the Company unless and until it is accepted by it, as evidenced by the execution indicated below. I further understand that in the event this Subscription Agreement is not accepted as herein above set forth, then the funds transmitted herewith shall be returned and thereupon this Subscription Agreement shall be null and void.

This Subscription Agreement shall be construed in accordance with and governed by the internal laws of the State of Nevada.

I make the following representations and warranties:

1. I am a resident of the Country of .
(Print name of country)
________
(Initials)

2.	I UNDERSTAND THAT THE OPERATIONS IN WHICH THE COMPANY WILL BE INVOLVED ENTAIL MATERIAL AMOUNTS OF RISK AND THAT THERE IS NO ASSURANCE THAT SUCH OPERATIONS WILL BE SUCCESSFUL.
________
(Initials)

3.	I have sufficient assets to easily pay my subscription to the Company, and my subscription to the Company is not unreasonably large when compared with my total financial capability.
_________
(Initials)

4.	Unless indicated otherwise in the space below, all information that I have provided to the Company or its agents or representatives is complete, accurate and correct as of the date of my signature on the last page of this Subscription Agreement. Such information includes, but is not limited to, information concerning my personal affairs, my net worth and financial position, my business position and the knowledge and experience of myself and my advisor(s) (if any).
________
(Initials)

5.	I have been provided all materials and information requested by either me, my counsel, or others representing me, including any information requested to verify information furnished, and there has been direct communication between you and your representatives on the one hand, and me and my representatives and advisor(s) (if any) on the other in connection with the information supplied to me and otherwise requested and the terms of the transaction described therein. There has been made available to both myself and my advisors the opportunity to ask questions of, and receive answers from the Company and its directors, officers, employees and representatives concerning the terms and conditions of this offering and to obtain any additional information desired necessary to verify the accuracy of the information provided.
________
(Initials)

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6.	I am purchasing these Shares for my own account and for investment purposes only, and have no present intention, agreement or arrangement of the distribution, transfer, assignment, resale or subdivision thereof. I understand that, due to the restrictions on transfer set forth in the legend that will be placed on the Share certificates that these Shares must be held for a length of time which cannot be determined as of the date this agreement is signed. In addition, the time that I must hold the Shares before sale could be increased or decreased by the Securities and Exchange Commission. IN ADDITION, I UNDERSTAND THAT I AM SUBJECT TO CERTAIN LIMITATIONS ON RESALE AS SET FORTH BELOW.
________
(Initials)

7.	I do not intend to divide my Shares with others or to resell or otherwise dispose of all or any part of my Shares unless and until I determine, at some future date, that changed circumstances, not in contemplation at the time of this purchase, makes such disposition advisable.
________
(Initials)

8.	I am fully aware that the Shares subscribed for hereunder have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and have been offered pursuant to the exemption from registration contained in Section 4(2) of said Act and Regulation D promulgated thereunder on the ground that no public offering is involved, which reliance is based in part upon my representations set forth herein. I further understand and agree that the Shares subscribed for hereunder may not be offered, sold, transferred, pledged or hypothecated to any persons in the absence of registration under the Securities Act of 1933 and applicable state securities laws, or an opinion of counsel satisfactory to the Company that such registration is not required. I further understand that a legend will be placed on my certificates which sets forth the restrictions set forth herein unless and until my shares are registered.
________
(Initials)

9.	I hereby subscribe for ___________ Shares at $0.___ per share and herewith submit a check in the amount of my subscription for $___________, payable to or on behalf of Wigi4you, Inc.
________
(Initials)

IN WITNESS WHEREOF, I (we) have executed this Subscription Agreement this _____ day of _________________, 2015.

______________________________________	______________________________________
Name (Please Print)	Name (If Purchase is in 2 names)

______________________________________	______________________________________
Signature	Signature

(Note: Subscribers must supply their principal residence address. Subscriptions cannot be accepted if this is not filled in.)

Principal Residence Address of Purchaser		Mailing Address (if different)

______________________________________		______________________________________
Street Address		Mailing Address

______________________________________		______________________________________
City & State	Zip Code	City & State	Zip Code

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This Subscription for ______________ Shares is hereby accepted this ____ day of ______________________, 2015.

WIGI4YOU, INC.

By: _________________________________

Its: _________________________________

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